EXHIBIT 11.01

MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

For the Three and Nine Months Ended September 30, 2004 and 2003
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	September 30
	2004	2003
Earnings from continuing operations	$53,033	$45,615
Earnings from (loss on) discontinued operations	970	(95)

Net earnings	$54,003	$45,520

Weighted average number of common shares outstanding:
Basic	48,216,947	48,922,858
Effect of dilutive securities	355,563	266,870

Diluted	48,572,510	49,189,728

Net earnings per common share:
Basic from continuing operations	$1.10	$0.93
Discontinued operations	0.02	—

	$1.12	$0.93

Diluted from continuing operations	$1.09	$0.93
Discontinued operations	0.02	—

	$1.11	$0.93

EXHIBIT 11.01

MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

For the Three and Nine Months Ended September 30, 2004 and 2003
(Dollars in Thousands, Except Per Share Data)

	Nine Months Ended
	September 30
	2004	2003
Earnings from continuing operations before the cumulative effect of change in accounting principle	$90,495	$71,903
Earnings from (loss on) discontinued operations	1,678	(751)
Cumulative effect of change in accounting for asset retirement obligations	—	(6,874)

Net earnings	$92,173	$64,278

Weighted average number of common shares outstanding:
Basic	48,253,154	48,906,598
Effect of dilutive securities	390,358	213,354

Diluted	48,643,512	49,119,952

Net earnings per common share:
Basic from continuing operations before cumulative effect of change in accounting principle	$1.88	$1.47
Discontinued operations	0.03	(0.02)
Cumulative effect of change in accounting principle	—	(0.14)

	$1.91	$1.31

Diluted from continuing operations before cumulative effect of change in accounting principle	$1.86	$1.47
Discontinued operations	0.03	(0.02)
Cumulative effect of change in accounting principle	—	(0.14)

	$1.89	$1.31